Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of March 8, 2021 (this “Agreement”), is made and entered into by and between Genasys Inc., a Delaware corporation (“Borrower”), and MUFG UNION BANK, N.A., a national banking association (“Bank”), with reference to the following facts:

A.         Borrower has requested that Bank make available to Borrower a $10,000,000 revolving credit facility.

B.         Bank is willing to make available to Borrower the requested credit facility on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. THE CREDIT

1.1    The Revolving Loan. Bank will loan to Borrower an amount not to exceed Ten Million and 00/100 Dollars ($10,000,000.00) outstanding in the aggregate at any one time (the “Revolving Loan”). The proceeds of the Revolving Loan shall be used for Permitted Acquisitions and Borrower’s general working capital purposes. Borrower may borrow, repay and reborrow all or part of the Revolving Loan in accordance with the terms of the Revolving Note (defined below). All borrowings of the Revolving Loan must be made before March 31, 2023 (the “Maturity Date”), at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by Bank’s standard form of commercial promissory note (the “Revolving Note”). Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed correct. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

1.2    The Standby L/C Sublimit. As a sublimit under the Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable standby letters of credit (individually, a “Standby L/C” ). Standby L/Cs shall be issued only for providing performance guaranties and to support Borrower’s ongoing operations. The aggregate amount available to be drawn under all Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs shall not exceed Three Million and 00/100 Dollars ($3,000,000.00) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan. All Standby L/Cs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank’s standard form of standby letter of credit application and reimbursement agreement. No Standby L/C shall expire more than one (1) year from the date of its issuance, and in no event later than the 10th business day immediately preceding the Maturity Date. If any Standby L/C is scheduled to expire later than the 10th business day immediately preceding the Maturity Date or otherwise remains outstanding after such date, (a) Borrower shall, upon demand by Bank, cash collateralize the aggregate amount available to be drawn on all such Standby L/Cs and all unpaid reimbursement obligations with respect thereto, (b) Bank shall hold all such funds in a noninterest bearing account as collateral for the Obligations, and (C) Borrower hereby grants to Bank a security interest in such funds and such account.

1.3    Terminology. The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

“Acquisition” means the acquisition by Borrower or any of its Subsidiaries, directly or indirectly, of (i) any going-concern business or all or substantially all of the assets of any Person or division, whether through purchase of assets, merger or otherwise or (ii) at least a majority of the Equity Securities (by percentage or voting power) of any Person

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other anti-corruption law applicable to Borrower and its Subsidiaries.

“Change of Control” shall mean any of the following:

(a)         Borrower ceases to own, directly or indirectly, one hundred percent (100%) of the Equity Securities of each of its direct and indirect Subsidiaries, subject only to liens, claims or restrictions that are in favor of Bank; or

(b)         any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 10% or more of the economic or voting interests of Borrower.

“Closing Date” means the date all conditions set forth in Section 2 are satisfied or waived by the Bank.

“Debtor Relief Laws” shall mean the United States Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means the occurrence or existence of any condition, event or act which, with notice or lapse of time, or both, would constitute an Event of Default.

“Distribution” means, with respect to any Person, (i) the payment of any dividend or the making of any distribution on its Equity Securities (including any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such), (ii) the purchase, redemption, retirement, defeasance or other acquisition for value any of its Equity Securities, (iii) the return of any capital to any holder of its Equity Securities as such, or (iv) the setting apart of any sum for any such purpose.

“EBITDA” means, for any accounting period, Net Income for such period, (a) plus, without duplication, and to the extent deducted in calculating Net Income for such period, the sum of (i) interest expense, (ii) the sum of federal, state, local and foreign income taxes accrued or paid in cash during such period, (iii) the amount of depreciation and amortization expense, (iv) all extraordinary or non-recurring items reducing Net Income for such period, and (v) all non-cash items reducing Net Income for such period, and (b) minus, without duplication, and to the extent included in calculating Net Income for such period, (i) all extraordinary or non-recurring items increasing Net Income for such period, and (ii) all non-cash items increasing Net Income for such period.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“GAAP” means generally accepted accounting principles and practices consistently applied. Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

“Guarantor” shall mean any Person that executes and delivers a Guaranty to Bank as of the Closing Date or at any time thereafter. There are no Guarantors as of the Closing Date.

“Guaranty” shall mean each or any continuing guaranty, in each case as amended from time to time, together with any additional or replacement guaranty, given by a Guarantor to Bank guaranteeing the Obligations. There are no Guaranties as of the Closing Date.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money (including the Obligations under this Agreement and the other Loan Documents), (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations evidenced by notes, acceptances, or other instruments, (e) obligations to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (f) capitalized lease obligations, (g) obligations as an account party with respect to standby and commercial letters of credit, (h) guaranties and other contingent obligations of such Person, and (i) any other obligation for borrowed money or other financial accommodation that in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) Equity Securities, bonds, mutual funds, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; (c) any deposit accounts and certificates of deposit owned by such Person; (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person; and (e) any Acquisition.

“Lien” means any voluntary or involuntary security interest, mortgage, pledge, claim, charge, encumbrance, title retention agreement, or third party interest, covering all or any part of the property of Borrower or any Guarantor.

“Loan” means all the credit facilities described above.

“Loan Documents” means this Agreement, the Note, the Security Agreement, and all other documents, instruments and agreements required by Bank and executed in connection with this Agreement, the Note, the Loans, and with all other credit facilities from time to time made available to Borrower by Bank.

“Net Income” means, for any reference period, the net income (or loss) of the Borrower, determined in accordance with GAAP.

“Note” means all the promissory notes described above.

“Obligations” means all loans, advances, debts, liabilities, and obligations of every kind and description, howsoever arising, owed by Borrower to Bank pursuant to the terms of this Agreement or any of the other Loan Documents (whether or not evidenced by any note or instrument and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation all interest, fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to Borrower or payable by Borrower hereunder or thereunder (including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding). If any amount previously paid to Bank on account of any Obligation is thereafter restored or returned by Bank, whether in an insolvency proceeding of Borrower or for any other reason, such Obligation shall be reinstated and revived automatically as though such amount had not been paid to Bank.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Permitted Acquisition” means an Acquisition, provided that (a) no Default shall have occurred and be continuing at the time of such Acquisition or would result from the consummation of such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar, ancillary or related line of business as Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Securities of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) Borrower shall have delivered to Bank a certificate of an officer authorized to act on behalf of Borrower demonstrating that (i) Borrower would be in compliance with the financial covenants set forth in Sections 4.7 and 4.8 recomputed as of the end of the period of the four fiscal quarters most recently ended for which Borrower has delivered financial statements pursuant to Section 4.6, and (ii) such Acquisition would have an accretive effect on Borrower’s EBITDA, in each case, after giving effect to such Acquisition on a pro forma basis, (e) the representations and warranties made by Borrower in this Agreement and each other Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (f) (i) Borrower shall have delivered to Bank, at least five (5) business days prior to the consummation such Acquisition (or such shorter period as the Bank may accept), a due diligence package, together with, in reasonable detail, the terms and conditions of such Acquisition, and (ii) Borrower shall have delivered to Bank to the extent reasonably requested by Bank, as soon as available, executed counterparts of the material respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated, any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and such financial information with respect to the target as reasonably requested by Bank and available to Borrower without undue expense or delay; and (g) the aggregate cash and non-cash consideration (including assumed Indebtedness, the good faith estimate by Borrower of the maximum amount of any deferred purchase price obligations (including any earn out payments) and Equity Securities) for all such Acquisitions occurring during the term of this Agreement shall not exceed $20,000,000.

“Permitted Debt” means (i) the Obligations of Borrower under the Loan Documents; (ii) existing Indebtedness of Borrower as of the date hereof and listed on Schedule 5.2; (iii) Indebtedness arising from the endorsement of instruments for collection in the ordinary course of Borrower’s business; (iv) Indebtedness for trade accounts payable arising in the ordinary course of Borrower’s business; (v) Indebtedness under purchase money loans and capital leases incurred by Borrower solely to finance the purchase price of real property, fixtures or equipment, provided that (A) in each case, (x) such Indebtedness is incurred at the time of, or not later than 90 days after, the in-service date for the assets or property so financed, (y) such Indebtedness does not exceed the purchase price of the assets or property so financed and (z) the incurrence of such Indebtedness would not cause a violation of any covenant set forth in this Agreement, and (B) the aggregate outstanding amount of all such Indebtedness shall not exceed $2,000,000 at any time; (vi) Subordinated Debt, provided, that (A) all such Subordinated Debt shall be unsecured, (B) no Default has occurred and is continuing at the time such Subordinated Debt is to be incurred or would result from the incurrence of such Subordinated Debt, and (C) after giving effect to the incurrence of such Subordinated Debt, the ratio of the Borrower’s total liabilities (including all Subordinated Debt) to EBITDA of the Borrower for the most recently completed 12-month period would not be greater than 3.00:1.0 or less than 0.00:1.0; and (vii) Indebtedness with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business.

“Permitted Investments” means (i) cash and cash equivalents; (ii) existing Investments as of the date hereof and listed on Schedule 5.5; (iii) Investments received by Borrower in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; (iv) Investments between or among Borrower and its Subsidiaries (but subject to Sections 4.10, 5.6 and 5.8); (v) deposit accounts; and (vi) Permitted Acquisitions.

“Permitted Liens” means (i) Liens in favor of Bank securing the Obligations; (ii) existing Liens as of the date hereof and listed in Schedule 5.1; (iii) Liens for taxes not yet delinquent or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP; (iv) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP; (v) deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business; (vi) banker’s Liens and similar Liens (including set-off rights) in respect of bank deposits; (vii) ordinary course purchase money Liens and rights of vendors or lessors under conditional sale agreements, capital leases or other title retention agreements, provided that, in each case, (A) such rights secure or otherwise relate to Permitted Debt, (B) such rights do not extend to any property other than property acquired with the proceeds of such Permitted Debt, and (C) such rights do not secure any Indebtedness other than such Permitted Debt; and (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties and in connection with the importation of goods in the ordinary course of Borrower’s business.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any governmental authority.

“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, executed by Borrower in favor of Bank.

“Subordinated Debt” shall mean indebtedness of Borrower that has been subordinated in right of payment to Borrower’s obligations owed to Bank (including, without limitation, the Loan) pursuant to a written agreement of subordination that is satisfactory in form and substance to Bank.

“Subsidiary” of a Person means any corporation, partnership, limited liability company, association, joint venture, or similar business organization more than 50% of the outstanding Equity Securities having ordinary voting power of which at the time is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries. Unless otherwise expressly provided, “Subsidiary” means a Subsidiary of Borrower.

1.4    Prepayment. The Loan may be prepaid in full or in part but only in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein.

1.5    Interest. The unpaid principal balance of the Loan shall bear interest at the rate or rates provided in the Note.

1.6    Upfront Commitment Fee. On or before the date of execution of this Agreement, Borrower shall pay to Bank a nonrefundable commitment fee of Twenty Five Thousand Dollars ($25,000).

1.7    Unused Fee. On March 31, 2021 and the last day of each calendar quarter thereafter, Borrower shall pay to Bank a fee of 0.25% per year on the unused portion of the Revolving Loan for the preceding quarter (or portion thereof), computed on the basis of a 360 day year for actual days elapsed.

1.8    Balances. Borrower shall maintain its major depository accounts with Bank until all Obligations have been indefeasibly paid and satisfied in full.

1.9    Disbursement. Bank shall disburse the proceeds of the Loan as provided in Bank’s standard form Authorization(s) to Disburse executed by Borrower.

1.10    Security. Prior to any Loan disbursement, Borrower shall execute one or more security agreements on Bank’s standard form, and Bank shall file one or more financing statements in the official records of the appropriate state government and/or any other location required by Bank, granting to Bank a first priority security interest in such of Borrower’s property as is described in said security agreement(s). Any exceptions to Bank’s first priority Lien are permitted only as provided in this Agreement. At Bank’s request, Borrower will obtain executed landlord’s and mortgagee’s waivers, each on Bank’s form, covering all of Borrower’s property located on leased or encumbered real property.

SECTION 2. CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the Loans unless at or prior to the time of each such disbursement, the following conditions have been fulfilled to Bank’s satisfaction:

2.1    Compliance. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with, and shall have executed and delivered to Bank the Note and all other Loan Documents.

2.2    Authorization to Obtain Credit. Borrower shall have provided Bank with an executed copy of Bank’s form Authorization to Obtain Credit, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and designating the persons who are authorized to act on Borrower’s behalf in connection with this Agreement to do the things required of Borrower pursuant to this Agreement.

2.3    Continuing Compliance. At the time any disbursement is to be made and immediately thereafter, there shall not exist any Default or Event of Default (as hereinafter defined).

SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

3.1    Business Activity. Borrower’s principal business is the design, manufacturing and sales of critical communications systems.

3.2    Affiliates and Subsidiaries. Borrower’s affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or a twenty-five percent (25%) or more ownership interest) and their addresses, and the names of the persons or entities owning five percent (5%) or more of the Equity Securities of Borrower, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

3.3    Organization and Qualification. Borrower is duly organized and existing under the laws of the state of its organization, is duly qualified and in good standing in any jurisdiction where such qualification is required, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.4    Power and Authorization. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all other Loan Documents. This Agreement and all things required by this Agreement and the other Loan Documents have been duly authorized by all requisite action of Borrower.

3.5    Authority to Borrow. The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

3.6    Compliance with Laws. Borrower is in compliance in all material respects with all applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

3.7    Title. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all Liens, except Permitted Liens.

3.8    Financial Statements. Borrower’s financial statements, including both a balance sheet at June 30, 2020, together with supporting schedules, and an income statement for the nine months ended June 30, 2020, have heretofore been furnished to Bank, are true and complete, and fairly represent Borrower’s financial condition for the period covered thereby. Since September 30, 2019, there has been no material adverse change in Borrower’s financial condition or operations.

3.9    Litigation. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower’s insurance coverage.

3.10    ERISA. Borrower’s defined benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

3.11    Regulation U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Bank, none of the proceeds of the Loan will be used directly or indirectly for such purpose.

3.12    Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws. Borrower and its Subsidiaries and their respective directors, officers, and employees and, to the knowledge of Borrower, the agents of Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws and all applicable Sanctions in all material respects. Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions. None of Borrower and its Subsidiaries nor any their respective directors, officers, employees, agents, or affiliates is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in a country or territory that is the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea and Syria).

3.13    No Default. Borrower is not now in default in the payment of any of its material obligations, and there exists no Default or Event of Default.

3.14    Continuing Representations and Warranties. The foregoing representations and warranties shall be considered to have been made again at and as of the date of each and every Loan disbursement and shall be true and correct as of each such date.

SECTION 4. AFFIRMATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

4.1    Use of Proceeds. Borrower will, and will cause each Subsidiary to, use the proceeds of the Loan only as provided in Section 1 above.

4.2    Payment of Obligations. Borrower will, and will cause each Subsidiary to, pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower and each such Subsidiary shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3    Maintenance of Existence. Borrower will, and will cause each Subsidiary to, maintain and preserve its existence, its assets, and all rights, franchises, licenses and other authority necessary for the conduct of its business, and will maintain and preserve its property, equipment and facilities in good order, condition and repair, ordinary wear and tear excepted.

4.4    Compliance with Laws and Material Contractual Obligations. Borrower will, and will cause each Subsidiary to, (a) comply in all material respects with all applicable laws and (b) perform in all material respects its obligations under material agreements to which it is a party. Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

4.5    Records; Inspection of Property. Borrower will and will cause each Subsidiary to: (a) keep and maintain full and accurate accounts and records of its operations in accordance with GAAP, and (b) permit Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and, to make examination and photocopies thereof, all at Borrower’s expense.

4.6    Information Furnished. Borrower will furnish to Bank:

(a)    Within 60 days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited consolidated balance sheet as of the close of such fiscal quarter, its unaudited consolidated income and expense statement with year-to-date totals and supportive schedules, and its consolidated statement of retained earnings for that fiscal quarter, all prepared in accordance with GAAP.

(b)    Within 120 days after the close of each fiscal year, a copy of its consolidated statement of financial condition including at least its consolidated balance sheet as of the close of such fiscal year and its consolidated income and expense statement, and its consolidated retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP, along with any management letter provided by such accountants.

(c)    As soon as available, copies of such financial statements and reports as Borrower may file with any state or federal agency, including all state and federal income tax returns and all supporting schedules.

(d)    Within 60 days after the close of each fiscal quarter (except for the final quarter of each fiscal year), and within 120 days after the close of each fiscal year, a certification of compliance with all covenants under this Agreement, executed by Borrower’s Chief Financial Officer (or other authorized representative satisfactory to Bank), in form acceptable to Bank.

(e)    Prompt written notice to Bank of any Default or Event of Default or breach under any of the terms or provisions of this Agreement or any other Loan Document, any litigation which would have a material adverse effect on Borrower’s financial condition, and any other matter which has resulted in, or is likely to result in, a material adverse change in Borrower’s financial condition or operations.

(f)    Prior written notice to Bank of any change in Borrower’s executive officers and other senior management, Borrower’s name or state of organization, and the location of Borrower’s assets.

(g)    Within fifteen (15) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any defined benefit pension plan of Borrower, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

(h)    Such other financial statements and information as Bank may reasonably request from time to time.

4.7    Quick Ratio. Borrower will at all times maintain a ratio of (x) unrestricted and unencumbered cash, accounts receivable and marketable securities to (y) current liabilities, of not less than 1.25:1.0.

4.8    Senior Leverage Ratio. Borrower will at all times maintain a ratio of total liabilities (excluding Subordinated Debt) to EBITDA of not greater than 2.00:1.0; provided, that such ratio shall not be less than 0.00:1.0.

4.9    Insurance. Borrower will keep all of its insurable property, whether real, personal or mixed, insured by companies approved by Bank, against fire and such other risks, and in such amounts as is customarily obtained by companies conducting similar business with respect to like properties. Borrower will furnish to Bank statements of its insurance coverage, will promptly upon Bank’s request furnish other or additional insurance deemed necessary by Bank to the extent that such insurance may be available, and hereby assigns to Bank, as security for the Obligations, the proceeds of any such insurance. Prior to any Loan disbursement, Bank will be named loss payee under all policies insuring the Collateral (as defined in the Security Agreement). Borrower will maintain adequate worker’s compensation insurance and adequate insurance against liability for damage to persons or property. All policies shall require at least ten (10) days’ written notice to Bank before alteration or cancellation.

4.10    Subsidiaries. If, at any time, the gross revenue generated by any direct or indirect subsidiary of Borrower equals or exceeds 15% of Borrower’s total consolidated revenue on a trailing 12-month basis, then, upon request by Bank, (a) Borrower shall cause such Subsidiary to execute and deliver to Bank (i) a Guaranty in form and substance satisfactory to Bank, (ii) a security agreement, in form and substance satisfactory to Bank, granting to Bank a security interest in all of the personal property assets of such Subsidiary, and (iii) such other agreements, instruments and certificates as may be reasonably requested by Bank to ensure that Bank obtains a first priority Lien (subject to Permitted Liens) in and to substantially all of the assets of such Subsidiary, (b) Borrower shall provide or cause to be provided to Bank a pledge agreement, in form and substance satisfactory to Bank, and appropriate certificates and powers, to pledge all of the direct ownership interest in such Subsidiary to Bank as collateral for the Obligations, and (c) Borrower shall provide to Bank all other documentation, including one or more opinions of counsel reasonably satisfactory to Bank, which Bank deems necessary or appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.6 shall constitute a Loan Document.

4.11    Additional Requirements. Upon Bank’s demand, Borrower will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

4.12    Litigation and Attorneys’ Fees. Upon Bank’s demand, Borrower will promptly pay to Bank reasonable attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents. If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys’ fees and court costs.

4.13    Bank Expenses. Upon Bank’s request, Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

SECTION 5. NEGATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

5.1    Liens. Borrower will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien on any of its property, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except for Permitted Liens.

5.2    Indebtedness. Borrower will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except for Permitted Indebtedness.

5.3    Dispositions. Borrower will not, and will not permit any Subsidiary to, lease, sell, transfer, or otherwise dispose of its property to any other Person, except for: (a) sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business; (b) the sale of equipment (i) in exchange for credit against the purchase price of similar replacement equipment, or (ii) the proceeds of which are applied with reasonable promptness to the purchase price of similar replacement equipment; and (c) any other disposition of property the fair market value of which, together with the fair market value of all other property disposed of pursuant to this Section 5.3 during the 12-month period ending with the month in which such disposition occurs, does not exceed $3,000,000.

5.4    Liquidation or Merger. Borrower will not, and will not permit any Subsidiary to, liquidate, dissolve or enter into any consolidation, merger, division, partnership or other combination.

5.5    Investments. Borrower will not, and will not permit any Subsidiary to, make or suffer to exist any Investments, or commitments therefor, or become or remain a partner in any partnership or joint venture, except for Permitted Investments.

5.6    Subsidiaries. Borrower will not, and will not permit any Subsidiary to, form any direct or indirect Subsidiary, or acquire any direct or indirect Subsidiary.

5.7    Distributions. Borrower will not, and will not permit any Subsidiary to, make any Distribution, if a Default or Event of Default has occurred and is continuing at such time or if the making of such Distribution would cause Borrower to not be in compliance with any of its covenants set forth in this Agreement or otherwise give rise to any Default or Event of Default.

5.8    Affiliate Transactions. Borrower will not, and will not permit any Subsidiary to, transfer any property to any affiliate, except for value received in the normal course of business and for an amount, including any management or service fee(s), as would be conducted and charged with an unrelated or unaffiliated entity.

5.9    Capital Expenditures. Borrower and its Subsidiaries, on a consolidated basis, will not purchase fixed assets in the form of property, plant, equipment or fixtures in excess of $500,000 in any single fiscal year of Borrower. For purposes of calculating such expenditures to determine compliance with the above limitation, the amount shall be that represented as purchase of such items on the Consolidated Statement of Cash Flows of the Borrower’s consolidated fiscal year-end financial statement.

5.10    Accounting Changes, Organizational Documents. Borrower will not, and will not permit any Subsidiary to, (a) make any material change in accounting treatment or reporting practices or change its fiscal year or (b) amend any of its organizational documents.

5.11    Sanctions. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b)(i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as a lender, underwriter, advisor, investor, or otherwise).

SECTION 6. EVENTS OF DEFAULT

The occurrence of any of the following events (each an “Events of Default”) shall terminate any obligation of Bank to make or continue the Loan and shall automatically, unless otherwise provided under the Note, make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

6.1    Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or on any amounts owing under any of the Loan Documents.

6.2    Any default shall occur under the Note.

6.3    Borrower shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 4.1, 4.3, 4.6, 4.7, 4.8 or 4.9 or Section 5.

6.4    Borrower shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or any of the other Loan Documents and such failure shall remain unremedied for 30 days after the earlier of (i) Borrower’s knowledge of such failure or (ii) the date Bank notifies Borrower of such failure.

6.5    (a) Borrower shall fail to make any payment when due on account of any Indebtedness (excluding the Obligations) and such failure shall continue beyond any period of grace or period to cure or remedy provided with respect thereto, if the amount of such Indebtedness exceeds $1,000,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Indebtedness of Borrower (excluding the Obligations) in an aggregate amount exceeding $1,000,000 to become due (and/or secured by cash collateral), or (b) Borrower shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness (excluding the Obligations) and such failure shall continue beyond any period of grace or period to cure or remedy provided with respect thereto, or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness of Borrower and its Subsidiaries (excluding the Obligations) in an aggregate amount exceeding $1,000,000 to become due (and/or to be secured by cash collateral), or (c) Borrower shall be in default under the terms of any Indebtedness (excluding the Obligations) owing by Borrower to Bank and such default shall continue beyond any period of grace or period to cure or remedy provided with respect thereto.

6.6    Any guaranty or subordination agreement required hereunder shall be breached or becomes ineffective, or any Guarantor or subordinating creditor shall die, disavow or attempt to revoke or terminate such guaranty or subordination agreement.

6.7    A Change of Control shall occur.

SECTION 7. GENERAL PROVISIONS

7.1    Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person or entity including but not limited to Bank’s rights of setoff and banker’s lien.

7.2    Nonwaiver. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3    Inurement. The benefits of this Agreement and the other Loan Documents shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, but any attempted assignment by Borrower without Bank’s prior written consent shall be null and void.

7.4    Applicable Law. This Agreement and the other Loan Documents shall be governed by and construed according to the internal laws of the State of California.

7.5    Severability. Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall nevertheless be effective.

7.6    Controlling Document. In the event of any inconsistency between the terms of this Agreement and any other Loan Document, the terms of the other Loan Document shall prevail.

7.7    USA Patriot Act Notice. Bank is subject to the USA Patriot Act and hereby notifies Borrower that pursuant to the requirements of that Act, Bank is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with that Act.

7.8    Construction. The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

7.9    Amendments. This Agreement may be amended only in writing signed by all parties hereto.

7.10    Counterparts/Electronic Signatures. This document may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. Delivery of a signature page to, or an executed counterpart of, this document by facsimile, email transmission of a scanned image, or other electronic means, shall be effective as delivery of an originally executed counterpart. The words “execution,” “signed,” “signature,” and words of like import in this document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, Electronic Signatures in Global and National Commerce Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, and the parties hereto hereby waive any objection to the contrary.

7.11    Notices. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied or e-mailed. The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

7.12    Integration Clause. Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan, and all prior oral or written communications between Borrower and Bank shall be of no further effect or evidentiary value.

7.13    Disputes. To the fullest extent permitted by law, in connection with any claim, cause of action, proceeding or other dispute concerning this Agreement (each, a “Claim”), Borrower expressly, intentionally and deliberately waives any right Borrower may otherwise have to trial by jury. In the event that the waiver of jury trial set forth in the preceding sentence is not enforceable under applicable law, Borrower agrees that any Claim, including any question of law or fact relating thereto, shall, at the written request of Bank, be determined by judicial reference pursuant to California Code of Civil Procedure Sections 638, et seq. Borrower and Bank shall select a single neutral referee, who shall be a retired state or federal judge. In the event that Borrower and Bank cannot agree upon a referee, the court shall appoint the referee. The referee shall report a statement of decision to the court. Nothing in this Section 7.13 shall limit the right of Bank at any time to exercise self-help remedies, foreclose against collateral or obtain provisional remedies. Borrower and Bank shall each bear one-half of the fees and expenses of the referee, unless the referee orders otherwise. The referee shall also determine all issues relating to the applicability, interpretation and enforceability of this Section 7.13. Borrower acknowledges that if a referee is selected to determine the Claims, then the Claims will not be decided by a jury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

“Borrower”

GENASYS INC.,
a Delaware corporation

By:       /s/ Dennis Klahn
Name:  Dennis Klahn
Title:     CFO

Address for Notices:

Genasys Inc.
16262 W. Bernardo Drive
San Diego, CA 92127
Attention: Chief Financial Officer
Email: dklahn@genasys.com
Fax:

“Bank”

MUFG UNION BANK, N.A.,
a national banking association

By:       /s/ Anthony Friel
Name:  Anthony Friel
Title:    Vice President

Address for Notices:

MUFG Union Bank, N.A.
4660 La Jolla Village Drive, Suite 400
San Diego, CA 92122
Attention: Anthony Friel
Email: anthony.friel@unionbank.com
Fax: (858) 909-0452

SCHEDULE 5.1

Existing Liens

None

SCHEDULE 5.2

Existing Indebtedness

None

SCHEDULE 5.5

Existing Investments

None